Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Regulus Therapeutics Inc.

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 9, 2012, with respect to the financial statements of Regulus Therapeutics Inc. incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Alnylam Pharmaceuticals, Inc.

/s/ Ernst & Young LLP

San Diego, California

December 18, 2012